Exhibit 99.1

FOR IMMEDIATE RELEASE

October 27, 2020	NYSE American – REI

RING ENERGY, INC. RELEASES THIRD QUARTER 2020 OPERATIONS UPDATE

Midland, TX. October 27, 2020 – MIDLAND, Texas--(BUSINESS WIRE)-- Ring Energy, Inc. (NYSE American: REI) (“Ring”) (“Company”) today released its operations update for the 3rd quarter of 2020 and additional information with respect to cash flow and reducing the outstanding amount of its senior credit facility.

Q3’20 highlights:

•	Restored production to 9,219 Barrels of oil equivalent per day (“Boepd”), 88% oil, in the third quarter within the Company’s guidance range;

•	Increased third quarter net daily production approximately 70% compared to the second quarter of 2020 (Q2’20 production volumes were negatively impacted by the Company’s response to the pandemic induced oil price collapse in late April resulting in well shut-ins from late April through early June 2020);

•	Performed eight conversions from electrical submersible pumps (“ESP”) to rod pumps (6 Northwest Shelf (“NWS”) and 2 Central Basin Platform (“CBP”) to reduce overall operating costs and less costly workovers;

•	Remained cash flow positive for the 4th consecutive quarter.

•	Paid an additional $9 million on its senior credit facility reducing the current outstanding balance to $360 million;

Mr. Danny Wilson, Executive Vice President and Chief Operating Officer, commented, “We began placing wells back on production at the end of the 2nd quarter and early in the 3rd quarter which, when combined with our ESP-to-rod pump conversion program, led to our 70% increase in net production compared to the 2nd quarter and was within 15% of our 1st quarter 2020 net production, which included the drilling of four new horizontal wells in the Northwest Shelf. Although we are currently not drilling any new wells, we continue to look for the commodity marketplace to stabilize and stand ready to begin drilling once oil prices recover to higher levels. In the meantime, we will continue with our rod conversion program and other efficient capital investments that increase our overall run times, reduce our operating costs, and help maintain our production levels.”

Estimated production for the third quarter of 2020 was approximately 848,152 Barrels of Oil Equivalent (“Boe”), or an average of 9,219 Boepd, 88% oil. For the nine months ended September 30, 2020, net estimated production was approximately 2,334,924 Boe, or 8,522 Boepd, as compared to net production of 3,041,000 Boe, or 11,139 Boepd for the nine months ended September 30, 2019.

•	Q3 2020 / Q3 2019 (Net Boe):	848,152 / 1,015,000	-16.4%
•	Q3 2020 / Q3 2019 (Net Boepd):	9,219 / 11,033	-16.4%

•	Q3 2020 / Q2 2020 (Net Boe):	848,152 / 495,000	+71.3%
•	Q3 2020 / Q2 2020 (Net Boepd):	9,219 / 5,440	+69.5%

•	Q3 2020 / Q1 2020 (Net Boe):	848,152 / 991,772	-14.5%

•	9 Months 2020 / 9 Months 2019 (Net Boepd):	8,522 / 11,139	-24.4%

The estimated net price received for oil was approximately $38.15 per barrel in the third quarter 2020 and the estimated net price received for natural gas was approximately $1.95 per mcf. This resulted in an estimated net received price of approximately $35.40 per Boe. The September 2020 price differential the Company experienced from NYMEX WTI pricing was approximately $2.00. These net received commodity prices do not reflect any realized gain on derivatives (“hedges”).

Mr. Randy Broaddrick, Ring’s Chief Financial Officer, stated, “Management continues to be very diligent in maintaining a strict budget, focusing on increasing operating efficiencies whenever possible and strengthening the balance sheet by reducing our debt. With the commodity hedges we have in place and the dramatic increase in production over the 2nd quarter, the Company was able to continue to generate free cash flow in the 3rd quarter, enabling it to pay down an additional $9 million on its senior credit facility, reducing the current outstanding balance to $360 million.”

Mr. Paul McKinney, Chief Executive Officer (“CEO”) and Chairman of the Board, commented, “For the past four weeks I have been examining all aspects of our Company’s operations, taking into account reserves, production, production profiles which include both historic and current decline curves and production costs and operating efficiencies. The results of these efforts have reinforced my enthusiasm and belief that Ring Energy has the potential to excel and become a major factor as a conventional operator and consolidator in the areas in which we operate. As I have said before, the Company’s greatest strengths lie in its low decline-long life assets located on the Central Basin Platform and Northwest Shelf of the Permian Basin. They represent solid base production which provides stable cash flow and liquidity. In addition, they have years of low-cost undeveloped inventory which provides high rates of return and will deliver long-term value and growth to its shareholders. The challenges we face are, 1) the uncertainty of low and unstable commodity prices caused by the pandemic induced economic downturn, and 2) the Company’s current debt and liquidity. We can’t control the marketplace but remain optimistic that stability and improved pricing will return and we are prepared to immediately resume our drilling and development program. The Company with its strong hedging component, has, beginning with the 4th quarter 2019, been cash flow positive. The result has been a reduction in the outstanding senior credit facility balance from $388 million to $360 million and an increase in the cash balance from $7.6 million at the end of Q3 2019 to approximately $17.6 million currently. The decision to raise additional capital at this time was based on responses I have received when investigating accretive opportunities in the marketplace. Ring’s balance sheet has stood between us and the ability to have serious discussions. The funds from this offering improves our liquidity and ability to expand our current operations. It will also help alleviate some of the leverage issues that have hindered us when pursing accretive ideas that have a strong potential to increase shareholder value. As has been management’s policy from the beginning, it is my intent to be very clear and transparent with our shareholders as we move forward in the continued growth and development of our Company.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and New Mexico.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2019, its Form 10Q for the quarter ended June 30, 2020 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447